N / E / W / S R / E / L / E / A / S / E

February 11, 2021

FOR IMMEDIATE RELEASE
For more information, contact:
Karen Evens, Vice President/Director of Marketing
765-747-1477
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS SUSAN BROOKS, MARK HARDWICK TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $14.1 billion financial holding company, has elected Susan Brooks and Mark Hardwick to the Board of Directors of First Merchants Corporation and First Merchants Bank. Brooks represented Indiana's 5th Congressional District in the U.S. House of Representatives, and Hardwick is Chief Executive Officer of First Merchants Corporation and First Merchants Bank. Both Ms. Brooks and Mr. Hardwick will be on the ballot for continuing terms at the Corporation’s Annual Shareholder Meeting in May 2021.

“First Merchants' Board of Directors is happy to welcome Mr. Hardwick and Ms. Brooks, both of whom are exemplary leaders, to our board,” said Board Chairman Charles E. Schalliol. “I believe First Merchants shareholders and clients will share our enthusiasm in welcoming their leadership, experience and acumen to our Board.”

Hardwick joined First Merchants in November 1997 as Corporate Controller and was promoted to Chief Financial Officer in April 2002. In June 2007, Hardwick also assumed all leadership responsibilities related to operations, technology and risk management for the corporation. In 2016, Hardwick’s title expanded to include Chief Operating Officer, overseeing the leadership responsibilities for finance, operations, technology, risk, legal and facilities for the corporation. In 2020, the company named him Chief Executive Officer effective Jan. 1, 2021.

“This is an exciting time for First Merchants as we seek to enhance the financial wellness of the diverse communities we serve while maintaining the company’s track record of high performance,” said Hardwick. “I have a passion for our profession and look forward to leveraging my experience and history with First Merchants to provide counsel and leadership on the Board. When our teammates, clients and local leaders work together, the positive impact on communities can be life-changing.”

Brooks was elected to Congress in 2012 and recently retired after four terms of exemplary public service. She introduced key legislation to reform the nation’s emergency response program and to develop best practices in the fight against drug overdoses. She chaired the House Ethics Committee in 2017 and 2018 and was known for her bipartisan relationships and her commitment to economic development in her district, which spans eight counties throughout Central Indiana.

“First Merchants is a high-performing company that has proven its commitment to clients and communities for more than 125 years,” she said. “I believe accountability and sound execution provide the foundation for success, and First Merchants shares that belief. I look forward to beginning my term and collaborating with some of the Midwest’s top business and community leaders.”

Both new directors bring a wealth of experience to the Board. Before her congressional terms, Brooks served six years as U.S. Attorney for the Southern District of Indiana, was General Counsel for Ivy Tech Community College and was Deputy Mayor to Indianapolis Mayor Stephen Goldsmith in 1998-99.

Hardwick is a Ball State University Trustee, chairing the board’s audit committee, and a member of Next Muncie. He was inducted into the Ball State University Athletics Hall of Fame in 2012 and received the Indianapolis Business Journal’s “CFO of the Year” award in 2012.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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